UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

The following press release was issued by The Topps Company, Inc. on July 9, 2007:

FOR IMMEDIATE RELEASE

TOPPS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

STOCKHOLDERS REJECT UPPER DECK OFFER AND

NOT TENDER THEIR SHARES

NEW YORK, July 9, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) today announced that its Board of Directors, after careful consideration and in consultation with its financial and legal advisors, determined that the pending Upper Deck tender offer is not in the best interest of Topps stockholders and unanimously recommends that stockholders reject the offer and not tender their shares.

Topps noted that the terms of the Upper Deck tender offer are substantially similar to the acquisition proposals submitted by Upper Deck to Topps on April 12, 2007 and May 21, 2007. Topps further noted that, notwithstanding the Board’s recommendation, the Company intends to continue discussions with Upper Deck to see if a consensual transaction that is superior to the pending transaction with The Tornante Company LLC and Madison Dearborn Partners, LLC can be reached. Topps cautions, however, that there can be no assurance that a superior transaction will be reached with Upper Deck.

On July 2, 2007, Upper Deck filed with the Federal Trade Commission and the Department of Justice the documentation necessary to commence the initial 15-day antitrust regulatory review period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) with respect to the tender offer. This review period is scheduled to expire on July 17, 2007. While the Topps Board reaffirms its recommendation that Topps stockholders vote “FOR” the pending Tornante–Madison Dearborn transaction, the Topps Board intends to revisit the Upper Deck offer after the expiration of the HSR Act waiting period and reserves the right to revise its recommendation with respect to the tender offer in the event of any changed circumstance.

In making its determination, the Topps Board considered a number of factors, including, but not limited to, the following:

•

Antitrust regulatory risk. The Topps Board has concerns about the ability of an acquisition of Topps by Upper Deck to receive the required antitrust regulatory approvals under the HSR Act without being substantially delayed, being prevented from closing altogether or resulting in the imposition of conditions that could adversely impact the value of the combined businesses in a way that would impede Upper Deck’s ability to obtain financing for the transaction or that would cause the conditions to the consummation of the offer to not be satisfied.

•

Highly conditional offer. Upper Deck is not required to complete the tender offer, and although the offer is not subject to a financing condition, it is subject to a number of other conditions, many of which are absent from the pending merger agreement with Tornante and Madison Dearborn, as well as from the consensual acquisition proposals previously submitted to Topps by Upper Deck. In addition, many of the conditions to consummation of the tender offer are highly subjective. These conditions include, but are not limited to:

–	obtaining all required domestic and foreign antitrust regulatory approvals;
–	the satisfaction of Upper Deck, in its sole discretion, of its pending due diligence review of Topps;
–

a significantly more restrictive “material adverse change” (“MAC”) condition concerning Topps’ business, as compared to the corresponding MAC condition contained in the Tornante-Madison Dearborn merger agreement, as well as in the consensual acquisition proposals previously submitted to Topps by Upper Deck. Among other things, Upper Deck may determine – in its judgment – whether a material adverse change has occurred or may occur. The MAC condition also covers a number of matters and events that are customarily not deemed to be material adverse changes (which exclusions are contained in the Tornante-Madison Dearborn merger agreement and Upper Deck’s previously submitted consensual acquisition proposals);

–

conditions relating to the effects of certain economic and geopolitical events, which have the effect of indirectly shifting the risk of Upper Deck failing to obtain the financing necessary to consummate the offer to Topps stockholders, even though the offer is not subject to a financing condition; and

–

termination of the Tornante-Madison Dearborn merger agreement, which would effectively require Topps to pay a $12 million breakup fee and up to $4.5 million in expense reimbursement to Tornante and Madison Dearborn without a binding transaction with Upper Deck in place.

On March 5, 2007, Topps entered into a definitive merger agreement to be acquired by The Tornante Company LLC and Madison Dearborn Partners, LLC for $9.75 per share in cash. As previously disclosed by the Company, all required domestic and foreign antitrust regulatory approvals relating to the pending Tornante–Madison Dearborn transaction have been obtained. On June 25, 2007, The Upper Deck Company’s wholly owned subsidiary, UD Company, Inc., launched a tender offer to purchase all of the outstanding shares of Topps stock for $10.75 per share in cash.

Lehman Brothers Inc. is serving as sole financial advisor to Topps and Willkie Farr & Gallagher LLP is serving as legal advisor.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company’s confectionery brands include “Bazooka” bubble gum, “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops. For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449